Walgreen Co. Webcast

First Quarter Ending Nov. 30, 2005

Jan. 3, 2006

Hello, and happy new year to everyone! Welcome to Walgreens audio webcast for the first quarter ending Nov. 30, 2005. I'm Rick Hans, Walgreens Director of Finance, and I'd like to thank you for tuning in. We invite you to use this information in conjunction with the press release and other financial information posted on our web site.

Safe Harbor Language

Before we begin, I'd like to go over the safe harbor language. Certain statements and projections of future results made in this presentation constitute forward-looking information that is based on current market, competitive and regulatory expectations that involve risk and uncertainty. Please see our Form 10-K for the fiscal year ended August 31, 2005, for a discussion of factors as they relate to forward-looking statements.

[Preliminary and unaudited]

Sales and Earnings

Today we announced first quarter earnings were up 5.2 percent to $345.6 million, or 34 cents per share (diluted). That came on a sales increase of 10.2 percent to $10.9 billion. This year's earnings were reduced by $36.2 million pre-tax or 2 cents per share (diluted) for employee stock option program expenses, as required by accounting regulations. Previously, these options weren't expensed. You won't see as great an impact in the remaining quarters this year because the accelerated expense for retirement eligible employees was $13.1 million of this quarter's $36.2 million total. The long tenure of Walgreen employees causes this accelerated expensing. I should also note that last year's quarter includes a pre-tax gain from litigation settlements of $15.0 million or 1 cent per share (diluted).

Comparable sales

Taking a closer look at our sales, total comparable store sales - for stores open more than a year - were up 7.2 percent in the quarter, while front-end comparable store sales rose 6.4 percent.

Comparable pharmacy sales in the quarter were up 7.7 percent, while total pharmacy sales climbed 10.3 percent. The number of prescriptions filled in comparable stores rose 5.0 percent.

We acquired 12 stores in the quarter while opening 115 new locations, including our 5,000th store in Richmond, Va. That brought our store count as of Nov. 30 to 5,068, which includes 33 home care division locations but excludes 22 stores closed by Hurricane Katrina. We plan to open about 475 new stores this fiscal year, for a net increase after store relocations and closings of about 390. We're also on track to reach our goal of operating more than 7,000 stores in 2010.

Gross Profit Margins and SO&A

Gross profit margins increased 16 basis points versus the year-ago quarter to 27.54 as a percent to sales. Growth in generic drug sales led the increase. But that was partly offset by a sales shift within non-pharmacy items to lower-margin product categories.

Meanwhile, selling, occupancy and administration expenses increased 31 basis points to 22.57 as a percent to sales. Among the factors in this increase were our expensing of employee stock options beginning this quarter, higher store salaries and the effect of last year's gain from litigation settlements. On the flip side, helping our SO&A levels were lower insurance costs as a percent to sales and lower costs associated with our ongoing conversion from analog to digital store photo labs.

Because of our aggressive rollout of these photo labs, we're the only national drugstore chain that lets customers upload their digital photos from home to Walgreens.com and pick up their photos at any Walgreens location chainwide in an hour. Services like this differentiate us from the competition and bring customers back into our stores.

The growth in lower-priced generic drugs also impacted SO&A as a percent to sales by slowing our revenue line. But we don't mind that because of the help we get from generics with gross profit dollars. In fiscal 2006, the good news for us is that we anticipate record new generic drug introductions that could equal about 7 percent of total current prescriptions we fill. We'll see plenty of new generics hitting the market during the year, but the biggest ones - generics for Zocor and Zoloft - are expected to be introduced late in our fiscal year, thus having a larger impact in our fiscal 2007.

Tax Rate

The effective annual tax rate for the first quarter this year was 37.00 percent, compared to 35.72 percent in last year's first quarter.

From the Balance Sheet and Statements of Cash Flows

The consolidated balance sheet and statements of cash flows can be found within our press release and at investor.walgreens.com, under the tab, "Financials." Cash and short-term investments decreased from $1.313 billion at the end of last year's first quarter to $896 million at the end of this year's first quarter.

Accounts receivable were up 11.9 percent, a slower increase than we experienced in the fourth quarter of 2005 thanks in part to the State of Illinois catching up on its prescription reimbursement payments.

LIFO inventories were $6.24 billion, an 11.8 percent increase from the year ago quarter and a slightly higher increase than our sales in the quarter. But on a year-over-year basis, inventories have improved since the last quarter. In tandem with this slowdown in purchases, accounts payable increased only 3.1 percent in the quarter.

Wrapup

As we look ahead to the second quarter of fiscal 2006, the new Medicare prescription drug benefit looms large. This program will take cost out of the equation for many seniors as they decide where to fill their prescriptions. They'll pay virtually the same co-pay wherever they go in their network. And that's why our convenient locations, reputation and senior-friendly services like drive-thru pharmacies and large-type prescription instructions will gradually win over many of these patients during the course of the year. The new benefit also should spur more filling of prescriptions by seniors, who had been a heavy cash-paying group.

How fast will seniors sign up for the benefit? That's not an easy question to answer. But our guess is that signups will start slowly, then gain momentum as people realize they can save significant dollars.

Elsewhere on the healthcare front, two transactions during the quarter will bring us added expertise and market share. We acquired Schraft's A Specialty Pharmacy, known as the gold standard in the fertility drug business. And our joint venture with SeniorMed, an assisted living prescription business, allows us to continue serving patients' prescription needs when they enter assisted living centers or nursing homes.

Finally, I'd like to mention what a fantastic job our folks did to serve customers this quarter during Hurricanes Rita and Wilma. Not only did our local staffs build customer loyalty by being open when people really needed us, but we had more than 700 volunteers head down to the hurricane areas to help run our stores. All of them amazed patients with our ability to fill their prescriptions no matter where they were.

Thank you for listening. Our December sales results will be announced tomorrow morning, and our next earnings announcement, for the second quarter of fiscal 2006, is scheduled for March 27th. Once again, thanks for being a Walgreen shareholder, and remember, "You're Always Welcome at Walgreens!"

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